PROSPECTUS
                                 882,567 Shares
                         CarrAmerica Realty Corporation
                                  Common Stock
                            ------------------------

         CarrAmerica Realty Corporation (the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. As of November 15, 1996, the Company owned interests in a portfolio of 147 operating office properties containing approximately 12.5 million square feet of space.
         This Prospectus relates to (i) the possible issuance by the Company of up to 708,654 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company if, and to the extent that, holders of up to 708,654 units of limited partnership interest ("Units") in Carr Realty, L.P. ("Carr Realty, L.P." or the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling limited partner interest, tender such Units for redemption and (ii) the resale of up to 173,913 shares of Common Stock, if and to the extent that holders of up to 173,913 Units redeem their Units and the Company issues them Common Stock in exchange therefor (such persons, the "Selling Stockholders"). The Units were issued (or reserved for issuance) in connection with the acquisition of properties by the Company. The registration of the Redemption Shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. See "The Company" and "Registration Rights."
         The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CRE." To ensure that the Company maintains its qualification as a REIT, ownership by any person of more than 5% of the Common Stock is restricted, with certain exceptions. See "Capital Stock of the Company."
         The Selling Stockholders from time to time may offer and sell shares of Common Stock held by them (the "Secondary Shares") directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders.
         The Company will not receive any of the proceeds from the issuance of the Redemption Shares or the sale of any Secondary Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Secondary Shares under Federal and state securities laws, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company will acquire Units in Carr Realty, L.P. in exchange for any Redemption Shares that the Company may issue to Unit holders pursuant to this Prospectus.
         See "Risk Factors" beginning on page 2 of this prospectus for a discussion of certain factors relating to an investment in the common stock.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                             COMMISSION, NOR HAS THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                                December 31, 1996

         As  used  herein,  the  term  "Company"  includes   CarrAmerica  Realty
Corporation, a Maryland corporation, and/or one or more of its subsidiaries, as appropriate.

                                   THE COMPANY

         The Company is a publicly-traded REIT that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. The Company's national value office strategy is responsive to the growing number of corporate space users that are relocating their operations from central business districts to suburban markets to reduce operating costs and improve their employees' quality of life. "Value office" property describes office space which combines the elements of affordability, accessibility and flexibility with regard to customer needs.

         As of November 15, 1996, the Company owned interests in a portfolio of 147 operating office properties, and four properties currently under construction, located in nine target markets and totaling approximately 12.5 million square feet of space, and four office properties under construction, totaling approximately 524,000 square feet (collectively, the "Properties"). The operating Properties owned by the Company as of September 30, 1996 were 91.9% leased as of that date. The Company also provided fee-based real estate management services for more than 8 million square feet of office space in properties owned by third parties as of November 15, 1996.

         The Company's experienced staff of over 450 employees, including over 325 on-site building employees, provides a full range of real estate services. The Company's principal executive offices are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and its telephone number is (202) 624-7500. The Company was organized as a Maryland corporation on July 9, 1992.

                                  RISK FACTORS

         Prospective investors and Unit holders should carefully consider, among other factors, the matters described below.

SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING UNIT HOLDERS

         Tax Consequences of Redemption of Units. The exercise by a Unit holder of his or her right to require the redemption of his or her Units will be treated for tax purposes as a sale of such Units by the Unit holder. Such a sale will be fully taxable to the redeeming Unit holder and such redeeming Unit holder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Redemption of Units--Tax Consequences of Redemption." In addition, the ability of the Unit holder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with redemption of Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price the Unit holder receives for such shares may not equal the value of his or her Units at the time of redemption. See "--Common Stock Price Fluctuations and Trading Volume" below.

         Change in Investment Upon Redemption of Units. If a Unit holder exercises the right to require the redemption of his or her Units, such Unit holder may receive cash or, if the Company so elects, shares of Common Stock. If the Unit holder receives cash, the Unit holder will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Unit holder currently owns or acquires in the future additional shares of Common Stock or Units). If the Unit holder receives shares of Common Stock, the Unit holder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Redemption of Units-- Comparison of Ownership of Units and Common Stock."

         Units of the  Operating  Partnership  May  Outperform  Shares of Common
Stock of the Company. Units, which represent undivided interests in all of the assets of the Operating Partnership, may, over time, outperform shares of Common Stock, which represent undivided interests in all of the assets of the Company, including the Company's interest in the Operating Partnership.


REAL ESTATE INVESTMENT RISKS

         General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, office space in the area and the attractiveness of the properties to tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

         Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on its properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

         Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In particular, as of September 30, 1996, two of the Company's tenants leased space representing approximately 13% and 5%, respectively, of the total square footage of its properties pursuant to leases that expire beginning in 1998. Although the Company has established an annual budget for renovation and reletting costs that it believes are reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

         Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.


CONFLICTS OF INTEREST

         Certain members of the Company's board of directors (the "Board") and officers own Units of Carr Realty, L.P. and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties as a result of unrealized gain attributable to certain properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority as to whether and on what terms to sell or refinance an individual property, these Unit holders might seek to influence the Company not to sell or refinance the properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company. Although the Company believes that its change in operational structure from an "UPREIT" to a "DownREIT" in 1996 should reduce, over time, these potential conflicts of interest, assets will continue to be owned by Carr Realty, L.P., diminishing the effects of this structural modification.


ACQUISITION AND DEVELOPMENT RISKS

         The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above. New office development also is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity offerings, lines of credit or other forms of secured or unsecured financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new acquisitions or developments are undertaken without permanent financing, further acquisitions or development activities may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected.


CHANGE  IN  BUSINESS   STRATEGY;   RISKS  ASSOCIATED  WITH  THE  ACQUISITION  OF
SUBSTANTIAL NEW PROPERTIES

         The Company's move toward a more national business focus represents a significant shift in the business strategy of the Company. Although the Board believes that such a shift in strategy is warranted in light of the opportunities available, there is no assurance that the Company's efforts to establish a national office REIT will be successful.

         Consistent with the Company's strategy of acquiring value office properties in suburban growth markets, the Company has significantly expanded its portfolio of properties. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.


DEPENDENCE ON DOWNTOWN WASHINGTON, D.C. MARKET

         Although the Company's business strategy is to move toward a more national business focus, at November 15, 1996, the Company's properties consolidated in financial statements located in downtown Washington, D.C., represented approximately 22% of the Properties in terms of square footage, including two properties containing 407,000 square feet of office space in which the Company owns a 50% interest but which are not consolidated in the Company's financial statements. The Company's performance and its ability to make expected distributions to stockholders could be adversely affected by economic or other conditions in downtown Washington, D.C. that are beyond the control of the Company.


SUBSTANTIAL OWNERSHIP OF COMMON STOCK

         In November 1995, the Company announced a strategic alliance (the "USRealty Transaction") with Security Capital U.S. Realty, a European real estate operating company which owns strategic positions in selected real estate companies in the United States (together with its wholly-owned subsidiary, "USRealty"). As of November 15, 1996, U.S. Realty owned 43.4% of the outstanding shares of the Company's common stock and U.S. Realty has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, U.S. Realty is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's common stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude U.S. Realty from increasing its percentage interest above 45% in the Company for a period of at least five years (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and U.S. Realty agreed to certain limitations on its voting rights with respect to its shares of Common Stock, U.S. Realty nonetheless has a substantial influence over the affairs of the Company as a result of the U.S. Realty Transaction. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as U.S. Realty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, U.S.
Realty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or preferred stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares of Common Stock or preferred stock, as applicable, proposed to be issued by the Company.


LIMITATIONS ON CORPORATE ACTIONS

         In conjunction with the U.S. Realty Transaction, the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of Units by Carr Realty, L.P., and certain other matters. The Company may take actions relating to these matters only with the consent of U.S. Realty. In addition, the Company has agreed to certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). These limitations, which are intended to permit U.S. Realty to comply with certain requirements of the Internal Revenue Code and other countries' tax laws applicable to foreign investors, limit somewhat the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company. Although the Company does not believe that the limitations imposed on the Company's activities will materially impair the Company's ability to conduct its business, there can be no assurance that these limitations will not adversely affect the Company's operations in the future.

MANAGEMENT, LEASING AND BROKERAGE RISKS

         The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.


LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES

         The Company does not have voting control of Carr Real Estate Services, Inc. ("Carr Services, Inc."), Carr Real Estate Services of Northern Virginia, Inc. ("CRESNOVA") or Carr Development & Construction, Inc. ("Carr Development & Construction") (collectively, the "Operating Subsidiaries"). The capital stock of Carr Services, Inc., which conducts fee-based management and leasing in the Washington, D.C. metropolitan area, is divided into two classes: voting common stock, approximately 92% and 8% of which is held by OCCO and Carr Realty, L.P., respectively, and nonvoting preferred stock, approximately 95% and 5% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc.

         The capital stock of CRESNOVA, which conducts fee-based management and leasing in northern Virginia, is divided into two classes: voting common stock, 92% and 8% of which is held by OCCO and Carr Realty, L.P., respectively, and nonvoting common stock, 100% of which is held by Carr Realty, L.P. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of CRESNOVA.

         The capital stock of Carr Development & Construction, Inc. which conducts fee-based development, is divided into two classes: voting common stock, 99% and 1% of which is held by OCCO and the Company, respectively, and nonvoting common stock, 96% and 4% of which is held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of Carr Development & Construction after the terms of the initial directors expire.

         Oliver T. Carr, Jr., who is Chairman of the Board and Chief Executive Officer and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which will control the election of directors of the Operating Subsidiaries. Although neither the Company's right to receive preferred distributions with respect to its preferred stock of Carr Services, Inc. nor the terms of the promissory notes made by each of the Operating Subsidiaries and held by Carr Realty, L.P. or the Company, as applicable, can be changed by OCCO, the Company will not be able to elect directors of each of the Operating Subsidiaries, and its ability to influence the day-to-day decisions of the Operating Subsidiaries is limited. As a result, the board of directors and management of each of the Operating Subsidiaries may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations.


CHANGES IN POLICIES

         The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. Although it has no present intention to do so, the board may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.


CERTAIN TAX RISKS

         Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify and has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation of the Company."

         REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation of the Company (Annual Distribution Requirements)." In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company, Carr Realty, L.P. or CarrAmerica Realty, L.P.), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly, through Carr Realty, L.P. or CarrAmerica Realty, L.P., to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

         Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation of the Company" and "--Other Tax Considerations."

         Consequences of Failure of Carr Realty, L.P., CarrAmerica Realty, L.P. or other Partherships to be Treated as a Partnership. The Company believes that Carr Realty, L.P., CarrAmerica Realty, L.P. and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for Federal income tax purposes. See "Federal Income Tax

Considerations--Other Tax Considerations (Effect of Tax Status of Carr Realty, L.P., CarrAmerica Realty, L.P. and Other Partnerships on REIT Qualification)." If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of Carr Realty, L.P., CarrAmerica Realty, L.P. or any other partnership in which the Company holds an interest, as a partnership for Federal income tax purposes, Carr Realty, L.P. or the affected partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in Carr Realty, L.P. and CarrAmerica Realty, L.P. exceeds, and the value of Carr Realty, L.P.'s ownership interest in the affected partnership could exceed, 5% of the Company's assets, the Company could cease to qualify as a REIT. See "Federal Income Tax Considerations--Taxation of the Company (Asset Tests)." In addition, the imposition of a corporate tax on Carr Realty, L.P., CarrAmerica Realty, L.P. or any of the other partnerships in which it holds an interest would reduce the amount of funds available for distribution to the Company and its stockholders.

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

                  In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions generally preventing foreign investors (other than U.S. Realty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT." See "Federal Income Tax Considerations--Taxation of Stockholders (Taxation of Non-U.S. Stockholders)." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Stockholders other than U.S. Realty.


PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

         A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 1,441,900 shares of Common Stock of the Company have been issued or reserved for issuance pursuant to stock and unit options, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the U.S. Realty Transaction, the Company granted U.S. Realty the right to require the Company to file, at any time requested by U.S. Realty, a Registration Statement under the Securities Act of 1933 covering all or any of the shares of Common Stock held by U.S. Realty. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.


POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

         In order to assist the Company in maintaining its qualification as a REIT, the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of preferred stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and U.S. Realty and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See "Capital Stock of the Company--Restrictions on Transfer" for additional information regarding the limits on ownership of shares of capital stock.


RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

         Various provisions of the Company's Articles of Incorporation restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                          CAPITAL STOCK OF THE COMPANY

GENERAL

         The authorized capital stock of the Company consists of 105,000,000 shares of capital stock, $.01 par value, of which 90,000,000 shares are classified as Common Stock and 15,000,000 shares are classified as preferred stock ("Preferred Stock"). The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Articles of Incorporation and By-Laws, as amended (the "By-Laws").

COMMON  STOCK

         Each holder of Common Stock is entitled to one vote at stockholder meetings for each share of Common Stock held. Neither the Articles of Incorporation nor the By-Laws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be classified and issued, holders of Common Stock are entitled to receive, pro-rata, such dividends as may be declared by the board of directors out of funds legally available therefor, and also are entitled to share, pro-rata, in any other distributions to stockholders. The Company currently pays regular quarterly dividends to holders of Common Stock.

         There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on the payment of dividends. Holders of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares.

SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

         The Company is authorized to issue 1,740,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"). As of December 15, 1996 there were 1,740,000 Series A Preferred Shares outstanding. The summary of certain terms and provisions of the Series A Preferred Shares contained here does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Articles Supplementary relating to the Series A Preferred Shares.

         The Series A Preferred Shares will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. Dividends on the Series A Preferred Shares are cumulative from the date of original issue, October 25, 1996, and will be payable quarterly in arrears on the last calendar day (or if such day is not a business day, the next business day thereafter) of each February, May, August and November, commencing on or about November 30, 1996 in an amount per share equal to the greater of (i) $1.75 per annum or (ii) the cash dividend (determined on each of the quarterly dividend payment dates referred to above) on the number of shares of Common Stock or portion thereof into which a Series A Preferred Share is convertible.

         The Series A Preferred Shares are convertible, at the holder's option, at any time beginning six months from the date of original issuance, into that number of shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the conversion price then in effect. The initial conversion price shall be $25.00 (equivalent to a conversion rate of one share of Common Stock for each Series A Preferred Share), which shall be adjusted as provided in the Articles Supplementary relating to the Series A Preferred Shares.

         The Series A Preferred Shares are not redeemable prior to October 25, 1999. On and after such date, the Series A Preferred Shares may be redeemed in whole or in part, at the option of the Company, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

PREFERRED STOCK

         Under the Company's Articles of Incorporation, the board of directors may issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the board of directors may determine and as may be evidenced by Articles Supplementary to the Articles of Incorporation adopted by the board of directors.

         Through its power to establish the preferences and rights of additional series of capital stock without further stockholder vote, the board of directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

CLASSIFICATION OF BOARD OF DIRECTORS; U.S. REALTY; REMOVAL OF DIRECTORS; OTHER PROVISIONS

         The Company's Articles of Incorporation provide for the board of directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting. However, pursuant to the Stockholders Agreement among the Company, Carr Realty, L.P. and U.S. Realty (the "U.S. Realty Stockholders Agreement"), U.S. Realty is entitled, under certain circumstances, to nominate for election by stockholders a certain number of directors to the board of directors. See "Risk Factors--Substantial Ownership of Common Stock."

         The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors.

         These provisions may make it more difficult and time-consuming to change majority control of the board of directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management. The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the Articles of Incorporation of the Company and the Partnership Agreement against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESTRICTIONS ON TRANSFER

         Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

         Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock ("Common Stock Ownership Limit") and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Stockholder Limit, and the Non U.S. Stockholder Limit, all as defined below, are referred to collectively herein as the "Ownership Limits.") Certain holders are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). In addition, U.S. Realty and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 48% of the outstanding shares of Common Stock and 48% of the outstanding shares of each class or series of preferred stock of the Company (the "Special Stockholder Limit"). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

         In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Stockholder, as defined below (other than U.S. Realty and its affiliates), from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that U.S. Realty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Stockholder Limit) ("Non-U.S. Stockholder Limit"). A Non-U.S. Stockholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign stockholder. For a discussion of the taxation of a Non-U.S. Stockholder and the requirements for the Company to qualify as a "domestically controlled REIT," see "Federal Income Tax Considerations--Taxation of Stockholders (Taxation of Non-U.S. Stockholders)." The Company is unlikely to be able to advise a prospective Non-U.S. Stockholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Stockholder to the adverse consequences described below under "Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Stockholders other than U.S. Realty.

         The Board may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

         Violation of Ownership Limits. The Company's Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Stockholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

         All certificates representing Common Stock will bear a legend referring to the restrictions described above.

         Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent, Registrar and Dividend Disbursing Agent for the Common Stock of the Company is Boston Equiserve (formerly known as Bank of Boston).

                              DESCRIPTION OF UNITS

         The material terms of the Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the Units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement is included as an exhibit to the Registration Statement of which this Prospectus is a part. For a comparison of the voting and other rights of holders of Units and the Company's stockholders, see "Redemption of Units--Comparison of Ownership of Units and Common Stock."

GENERAL

         Holders of Units (other than the Company in its capacity as general partner) hold limited partner interests in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. One percentage point (1%) of the interest held by the Company is in the form of Units as the general partner of the Operating Partnership. The balance of the interest held by the Company is in the form of Units as a limited partner of the Operating Partnership. Each Unit may not receive distributions in the same amount as paid on each share of Common Stock.

         Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been registered pursuant to the Federal or state securities laws and have not been listed on any exchange or quoted on any national market system.

PURPOSES, BUSINESS AND MANAGEMENT

         The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

         The Company, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

         The general partner may acquire assets directly and engage in activities outside of the Operating Partnership, including activities direct or indirect competition with the Operating Partnership. Other persons (including officers, directors, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership. However, the Company, on behalf of the Operating Partnership, has adopted certain policies and entered into certain direct and indirect agreements with affiliates of the Company and the Operating Partnership regarding rights of first opportunity and avoidance of conflicts of interest.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

         The Partnership Agreement provides for the quarterly distribution of Available Cash, as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus depreciation and other adjustments and minus reserves, principal payments on debt and capital expenditures and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash. The Partnership Agreement generally provides for the allocation to the general partner and the limited partners of items of Operating Partnership income and loss in accordance with their representative percentage interests in the Operating Partnership.

BORROWING BY THE PARTNERSHIP

         The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt (including from or to the Company) as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership or its subsidiaries. The Company also may cause the Operating Partnership to borrow money to enable the Partnership to make distributions in an amount sufficient to permit the Company, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax.

REIMBURSEMENT  OF  COMPANY;  TRANSACTIONS  WITH  THE  GENERAL  PARTNER  AND  ITS
AFFILIATES

         The Company does not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses incurred by it related to the operation of, or for the benefit of, the Operating Partnership. In the event that certain expenses are incurred for the benefit of the Operating Partnership and other entities (including the Company), such expenses are allocated by the Company, as general partner of the Operating Partnership, to the Operating Partnership and such other entities in a manner as the Company, as general partner of the Operating Partnership, in its sole and absolute discretion deems fair and reasonable. The Operating Partnership will reimburse the Company for all expenses incurred by it relating to any other offering of additional Units or capital stock (in such case based on the percentage of the net proceeds therefrom contributed to or otherwise made available to the Operating Partnership). The Operating Partnership also will reimburse the Company for all expenses it incurs in connection with the Registration Statement of which this Prospectus is a part.

         Except as expressly permitted by the Partnership Agreement, the Company and its affiliates may not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

         The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership.

         The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Operating

Partnership represented by his or her Units. The Operating Partnership will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

         The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         The Partnership Agreement also provides for indemnification of the Company, the directors and officers of the Company, and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

SALES OF ASSETS

         Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold. The Operating Partnership, however, is prohibited under the Partnership Agreement and certain contractual agreements from selling certain assets, except in certain limited circumstances. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity), requires an affirmative vote of two-thirds of the outstanding Units (including Units held by the Company).

REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

         The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership except in connection with a merger or sale of all or substantially all of its assets. The Company also may not sell all or substantially all of its assets, or enter into a merger, unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, the Operating Partnership with partners of the Operating Partnership receiving substantially the same consideration as holders of Common Stock.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

         Unit holders now may transfer, subject to certain limitations, the economic rights associated with their Units without the consent of the general partner, thereby eliminating the ability of the general partner to block, except in very limited circumstances, such assignments. However, a transferee will not be admitted to the Operating Partnership as a substituted limited partner without the consent of the general partner. In addition, Unit holders may dispose of their Units by exercising their rights to have their Units redeemed for cash or for Common Stock, at the option of the Company. See "Redemption of Units" below.

REDEMPTION OF UNITS

         Subject to certain limitations, Unit holders may require that the Operating Partnership redeem their Units, by providing the Operating Partnership with a notice of redemption. Unless the Company elects to assume and perform the Operating Partnership's redemption obligation, the redeeming Unit holder will receive cash in an amount equal to the market value of the Units to be redeemed. See "Redemption of Units."

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

         The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional Units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. The Company as general partner may, in its sole and absolute discretion, make a capital contribution to the Operating Partnership in exchange for additional Units without a corresponding issuance of shares of Common Stock by the Company. In addition, the Company may cause the Operating Partnership to issue to the Company additional partnership interests in different series or classes, which may be senior to the Units. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Act. The Company also will cause the Operating Partnership to issue additional Units upon the exercise of the options granted pursuant to the Option Plans. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

MEETINGS; VOTING

         Meetings of the limited partners may be called only by the Company, on its own motion, or upon written request of limited partners owning at least 25% of the Units. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of the Operating Partnership may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including the Company to the extent it holds Units) will have a vote equal to the number of Units he or she holds in the Operating Partnership. The Partnership Agreement does not provide for annual meetings of the limited partners, and the Company does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

         Amendments to the Partnership Agreement may be proposed by the Company or by limited partners owning at least 25% of the Units. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and limited partners (including the Company) holding a majority of the Units. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, or the right to receive any distributions) must be approved by the Company and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain limited circumstances. Certain provisions affecting the rights and duties of the Company as general partner may not be amended without the approval of a majority of the Units not held by the Company.

DISSOLUTION, WINDING UP AND TERMINATIOn

         The Operating Partnership will continue until December 31, 2091, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all of the Operating Partnership's assets and properties; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent; or (5) (i) through December 31, 2012, an election by the Company, unless any limited partner who became a limited partner at the time of the formation of the Company, the Company's initial public offering or the acquisition by the Company of its assets in February 1993 (collectively, the "Formation Transactions") and who holds Units issued at the time of the Formation Transactions objects to such dissolution, (ii) from and after January 1, 2013 through December 31, 2042, an election by the Company, unless limited partners who became limited partners at the time of the Formation Transactions and who hold at least five percent (5%) of the Units issued at the time of the Formation Transactions object to such dissolution and (iii) on or after January 1, 2043, an election by the Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                        SHARES AVAILABLE FOR FUTURE SALE

         As of December 15, 1996, the Company had outstanding 35,574,787 shares of Common Stock and had reserved for possible issuance upon redemption of Units and of units of partnership interest in CarrAmerica Realty, L.P. an additional 5,473,465 shares of Common Stock. All of the shares of Common Stock and any shares of Common Stock issued upon redemption of Units are tradable without restriction under the Securities Act (unless such shares are held by affiliates of the Company), either pursuant to the Registration Statement of which this Prospectus is a part, pursuant to registration rights granted by the Company or otherwise. See "Registration Rights." The Company also has filed a registration statement with the Securities and Exchange Commission for the possible offer and sale from time to time of up to $600,000,000 worth of its debt securities, Preferred Stock, Common Stock and/or Common Stock warrants. The Company also has established the a unit option plan for the purpose of attracting and retaining executive officers and other key employees. As of November 15, 1996, options to purchase 951,347 Units have been granted or authorized to be granted to executive officers and certain key employees and 315,553 additional Units were reserved for future issuance under the Option Plans. In addition, the Company has established a Non-Employee Director Stock Option Plan for the purpose of attracting and retaining non-employee directors. As of November 15, 1996, options to purchase 72,000 shares of Common Stock have been granted or authorized to be granted to non-employee directors. All of the 17,277,907 shares of Common Stock issued to U.S. Realty in connection with the U.S. Realty Transaction, the July 1996 private placement and the November 1996 purchase may be tradable without restriction under the Securities Act pursuant to a registration statement that the Company is obligated to file upon notice.

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                               REGISTRATION RIGHTS

         The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under registration rights agreements executed in conjunction with the acquisition of certain properties. Under these registration rights agreements, executed in conjunction with the parties listed therein, the Company is obligated to use its reasonable efforts to keep the Registration Statement continuously effective for a period expiring on the date on which all of the Common Stock covered by these registration rights agreements have been sold pursuant to the Registration Statement or Rule 144(k) of the Securities Act. Any shares that have been sold pursuant to the registration rights agreements, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of the registration rights agreements.

         The Company has no obligation under these registration rights agreements to retain any underwriter to effect the sale of the shares covered thereby and the Registration Statement shall not be available for use for an underwritten public offering of the such shares.

         Pursuant to these registration rights agreements, the Company agreed to pay all expenses of effecting the registration of the Secondary Shares (other than underwriting discounts and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement. The Company also agreed to indemnify each holder of Secondary Shares and its officers and directors and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws. In addition, each holder of Secondary Shares agreed to indemnify the Company and the other holders of Secondary Shares, and each of their respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and any person who controls the Company or any holder against other losses, claims damages and expenses arising under the securities laws with respect to written information furnished to the Company by such holder.


                              SELLING STOCKHOLDERS

         The following table provides the names of and the number of shares of Common Stock owned by each Selling Stockholder. Since the Selling Stockholders may sell all, or some or none of their Secondary Shares, no estimate can be made of the aggregate number of Secondary Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. In addition to the Common Stock they currently own, certain Selling Stockholders also may offer the Redemption Shares they will own if the Units they hold are redeemed for shares. The number of shares in the following table represents the number of shares of Common Stock the person holds plus the number of Redemption Shares into which Units held by the person are redeemable (if the Company elects to issue shares rather than pay cash upon such redemption). The extent to which the person holds Units as opposed to shares of Common Stock (if known) is set forth in the notes.

         The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below (based on Common Stock or Units held at December 15, 1996):

                                                  Number of Shares
              Name                           Owned and Offered Hereby  (1)
              ----                           ------------------------  ---

1775 Pennsylvania Ave. Associates                      173,913
         Limited Partnership

----------
(1) Represents shares of common stock that may be issued upon redemption of Units.


                               REDEMPTION OF UNITS

GENERAL

         Each Unit holder may, subject to certain limitations, require that the Operating Partnership redeem his or her Units, by delivering a notice to the Operating Partnership. Upon redemption, such Unit holder will receive, at the option of the Operating Partnership, with respect to each Unit tendered, either
(i) cash in an amount equal to the market value of one share of Common Stock (subject to certain anti-dilution adjustments) or (ii) one share of Common Stock. The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Common Stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by the Operating Partnership.

         In lieu of the Operating Partnership redeeming Units for cash, the Company, as general partner of Carr Realty, L.P., has the right to assume directly and satisfy the redemption right of a Unit holder described in the preceding paragraph. The Company currently anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by a Unit holder through the issuance of shares of Common Stock (the Redemption Shares) pursuant to this Prospectus, whereupon the Company will acquire the Units being redeemed and will become the owner of the Units. However, the determination whether to pay cash or issue shares of Common Stock upon redemption of Units will be made by the Company at the time Units are tendered for redemption. Such an acquisition of Units by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See

"--Tax Consequences of Redemption" below. Upon redemption, such Unit holder's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for Redemption Shares, the Unit holder will have rights as a stockholder of the Company from the time of its acquisition of the Redemption Shares).

         A Unit holder must notify the Company, as the general partner of the Operating Partnership, of his or her desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. A Unit holder must request the redemption of at least 1,000 Units (or all of the Units held by such holder, if less). The redemption generally will occur on the tenth business day after the notice is delivered by the Unit holder, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Articles of Incorporation designed to protect the Company's qualification as a REIT. Furthermore, if the Company combines its outstanding shares of Common Stock into a smaller number of shares, redemption will not occur prior to the effectiveness of the combination.

TAX CONSEQUENCES OF REDEMPTION

         The  following   discussion   summarizes  certain  Federal  income  tax
considerations that may be relevant to a Limited Partner who exercises his right to require the redemption of his Units.

         Tax Treatment of Redemption of Units. If the Company assumes and performs the redemption obligation, the Partnership Agreement provides that the redemption will be treated by the Company, the Operating Partnership and the redeeming Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such redemption. (A Limited Partner's right to require the redemption of Units is referred to as the "Redemption Right.") In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

         If the Company does not elect to assume the obligation to redeem a Limited Partner's Units, the Operating Partnership will redeem such Units for cash. If the Operating Partnership redeems Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If, instead, the Operating Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a Limited Partner's Units, the Limited Partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of such Limited Partner's Units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received (e.g., Redemption Shares) plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Redemption Shares) received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         Basis of Units. In general, a Limited Partner who was deemed at the time of an acquisition to have received his Units upon liquidation of a partnership had an initial tax basis in his Units ("Initial Basis") equal to his basis in his partnership interest at the time of such liquidation. Similarly, in general, a Limited Partner who contributed property in exchange for his Units had an Initial Basis in the Units equal to his basis in the contributed property. A Limited Partner who acquired Units as the result of the exercise of an option granted pursuant to one of the Option Plans generally will have an Initial Basis in such Units equal to the fair market value of such Units at the time the option was exercised. A Limited Partner's Initial Basis in his Units generally is increased by (a) such Limited Partner's share of Operating Partnership taxable income and (b) increases in his share of liabilities of the Operating Partnership (including any increase in his share of nonrecourse liabilities). Generally, such Partner's basis in his Units is decreased (but not below zero) by (i) his share of Operating Partnership distributions, (ii) decreases in his share of liabilities of the Operating Partnership (including any decrease in his share of nonrecourse liabilities of the Operating Partnership), (iii) his share of losses of the Operating Partnership, and (iv) his share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

         As a result of the USRealty Transaction, the nature of an investment in shares of Common Stock of the Company is no longer substantially equivalent economically to an investment in Units in the Operating Partnership (and is likely to become less so over time). A holder of a share of Common Stock is no longer required to receive the same distribution that a holder of a Unit receives, although the general partner is required under the Partnership
Agreement to act in good faith to use reasonable efforts to maintain a distribution rate per Unit that is equal to the distribution rate per share. In addition, stockholders and Unit holders no longer generally share in a substantially equivalent fashion in the risks and rewards of ownership in the enterprise being conducted by the Company because the Company intends to conduct substantial business other than the business of the Operating Partnership.

The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unit holders of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and Units holders should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------


                      FORM OF ORGANIZATION AND ASSETS OWNED
                      -------------------------------------

The Operating Partnership is organized The Company is a Maryland corporation. as a Delaware limited partnership. The The Company believes that it has Operating Partnership owns interests operated so as to qualify as a REIT
(directly through subsidiaries) in under the Code, commencing with its Properties and, through three of its taxable year ended December 31, 1993, subsidiaries, conducts the Company's and intends to continue to so operate. management and leasing business. See The Company's interest in the Operating
"The Company."                           Partnership   gives  the   Company   an
                                         indirect  investment in the  properties
                                         owned by the Operating Partnership.  In
                                         addition,   the  Company  owns  (either
                                         directly   or  through   interests   in
                                         subsidiaries  other than the  Operating
                                         Partnership)  interests  in  the  other
                                         Properties   and,   through   one   its
                                         subsidiaries,  conducts  the  Company's
                                         development business.



                              LENGTH OF INVESTMENT
                              --------------------

The Operating Partnership has a stated   The Company  has a  perpetual  term and
term of 99 years.                        intends to continue its  operations for
                                         an indefinite time period.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

                        PURPOSE AND PERMITTED INVESTMENTS
                        ---------------------------------

The Operating Partnership's purpose is Under its Articles of Incorporation, to conduct any business that may be the Company may engage in any lawful lawfully conducted by a limited activity permitted by the General partnership organized pursuant to the Corporation Law of Maryland. The
Act, provided that such business is to   Company   is  now   permitted   by  the
be conducted in a manner that permits Partnership Agreement to engage in the Company to be qualified as a REIT activities not related to the business unless the Company ceases to qualify of the Operating Partnership, including as REIT. The Operating Partnership is activities in direct or indirect authorized to perform any and all acts competition with the Operating for the furtherance of the purposes Partnership, and may own assets other
and   business   of   the    Operating   than  its  interest  in  the  Operating
Partnership,    provided    that   the   Partnership   and  such  other   assets
Operating Partnership may not take, or necessary to carry out its refrain from taking, any action which, responsibilities under the Partnership in the judgment of the general partner Agreement and its Articles of
(i) could adversely affect the ability Incorporation. In addition, the Company of the general partner to continue to has no obligation to present qualify as a REIT, (ii) could subject opportunities to the Operating the general partner to any additional Partnership and the Unit holders have taxes under Section 857 or Section no rights by virtue of the Partnership 4981 of the Code, or (iii) could Agreement in any outside business
violate any law or  regulation  of any   ventures of the Company.
governmental body (unless such action,
or inaction, is specifically consented
to by the general partner).

                                ADDITIONAL EQUITY
                                -----------------

The Operating Partnership is The board of directors may issue, in authorized to issue Units and other its discretion, additional equity partnership interests (including securities consisting of Common Stock partnership interests of different or Preferred Stock; provided, that the series or classes that may be senior total number of shares issued does not to Units) as determined by the Company exceed the authorized number of shares as its general partner, in its sole of capital stock set forth in the discretion. The Company, as general Company's Articles of Incorporation. partner, now may, in its sole and The proceeds of equity capital raised absolute discretion, make a capital by the Company is are not required to contribution to the Operating be contributed to the Operating
Partnership in exchange for additional   Partnership.
Units without a corresponding issuance
of  shares  of  Common  Stock  by  the
Company.  In addition,  the  Operating
Partnership  may issue up to 1,266,900
additional  Units upon exercise of the
options  granted  pursuant  to  option
plans.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------




                               BORROWING POLICIES
                               ------------------

The  Operating   Partnership   has  no   The Company is not restricted under its
restrictions on borrowings, and the governing instrument from incurring Company as general partner has full borrowings. The Company, as general power and authority to borrow money on partner, is permitted by the behalf of the Operating Partnership. Partnership Agreement to incur debts other  than  those  for which it may be
                                         liable  as   general   partner  of  the
                                         Operating Partnership.  Therefore,  the
                                         Company is not required to incur all of
                                         its indebtedness  through the Operating
                                         Partnership.  The Company has adopted a
                                         policy  that  currently   limits  total
                                         borrowings  to 50% of the total  market
                                         capitalization  of the  Company and the
                                         Operating Partnership,  but this policy
                                         may be altered at any time by the board
                                         of directors.  However, pursuant to the
                                         terms of the U.S.  Realty  Transaction,
                                         the  Company  may not,  subject  to the
                                         terms thereof, incur total indebtedness
                                         in  an  amount  exceeding  65%  of  the
                                         Company's  total market  capitalization
                                         (equity  and  debt) as of  November  5,
                                         1995, adjusted for the acquisition cost
                                         of properties  acquired  thereafter and
                                         the distribution to stockholders of any
                                         proceeds of property dispositions.


                          OTHER INVESTMENT RESTRICTIONS
                          -----------------------------

Other  than  restrictions   precluding   Neither  the   Company's   Articles  of
investments     by    the    Operating   Incorporation  nor its  By-laws  impose
Partnership that would adversely any restrictions upon the types of affect the qualification of the investments made by the Company except
Company  as  a  REIT,   there  are  no   that    under    the     Articles    of
restrictions upon the Operating Incorporation the board of directors is Partnership's authority to enter into prohibited from taking any action that certain transactions, including among would terminate the Company's REIT others, making investments, lending status, unless a majority of the Operating Partnership funds, or stockholders vote to terminate such
reinvesting        the       Operating   REIT status.
Partnership's  cash  flow and net sale
or refinancing proceeds.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

                               MANAGEMENT CONTROL
                               ------------------

All management powers over the The board of directors has exclusive business and affairs of the Operating control over the Company's business and Partnership are vested in the general affairs subject only to the partner of the Operating Partnership, restrictions in the Articles of and no limited partner of the Incorporation, the By-laws and the Operating Partnership has any right to Partnership Agreement. The board of participate in or exercise control or directors is classified into three management power over the business and classes of directors. At each annual affairs of the Operating Partnership meeting of the stockholders, the except (1) the general partner of the successors of the class of directors Operating Partnership may not dispose whose terms expire at that meeting will of all or substantially all of the be elected. The policies adopted by the Operating Partnership's assets without board of directors may be altered or the consent of the holders of eliminated without a vote of the two-thirds of the outstanding Units, stockholders. Accordingly, except for and (2) there are certain limitations their vote in the elections of on the ability of the general partner directors, stockholders have no control of the Operating Partnership to cause over the ordinary business policies of or permit the Operating Partnership to the Company. The board of directors
dissolve.   See  "--Vote  Required  to   cannot change the  Company's  policy of
Dissolve the Operating  Partnership or   maintaining   its  status  as  a  REIT,
the Company" below. The general however, without the approval of partner may not be removed by the holders a majority of the outstanding
limited   partners  of  the  Operating   shares of Common Stock.
Partnership with or without cause.


                                FIDUCIARY DUTIES
                                ----------------

Under Delaware law, the general Under Maryland law, the directors must partner of the Operating Partnership perform their duties in good faith, in is accountable to the Operating a manner that they reasonably believe
Partnership   as  a   fiduciary   and,   to be in  the  best  interests  of  the
consequently, is required to exercise Company and with the care of an good faith and integrity in all of its ordinarily prudent person in a like dealings with respect to partnership position. Directors of the Company who affairs. However, under the act in such a manner generally will not
Partnership  Agreement,   the  general   be liable to the Company  for  monetary
partner is under no obligation to take   damages arising from their activities.
into account the tax  consequences  to
any partner of any action taken by it,
and the general  partner is not liable
for   monetary   damages   for  losses
sustained or  liabilities  incurred by
partners  as a  result  of  errors  of
judgment  or of any  act or  omission,
provided that the general  partner has
acted in good faith.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------



                    MANAGEMENT LIABILITY AND INDEMNIFICATION
                    ----------------------------------------


As  a  matter  of  Delaware  law,  the   The Company's Articles of Incorporation
general  partner has liability for the   provide  that  the   liability  of  the
payment of the  obligations  and debts   Company's directors and officers to the
of the  Operating  Partnership  unless   Company and its  stockholders for money
limitations  upon such  liability  are   damages  is  limited  to  the   fullest
stated in the  document or  instrument   extent  permitted  under  Maryland law.
evidencing the  obligation.  Under the   The Articles of Incorporation and state
Partnership  Agreement,  the Operating   law    provide    indemnification    to
Partnership  has  agreed to  indemnify   directors  and  officers  to  the  same
the general  partner and any  director   extent that such directors and officers
or officer of the general partner from   have  indemnification  rights under the
and  against   all   losses,   claims,   Partnership  Agreement (as officers and
damages,    liabilities    (joint   or   directors of the general partner).
several)  expenses   (including  legal
fees and expenses),  judgments, fines,
settlements and other amounts incurred
in   connection   with   any   actions
relating  to  the  operations  of  the
Operating  Partnership  in  which  the
general  partner or such  director  or
officer is involved,  unless:  (1) the
act was in bad faith and was  material
to the action; (2) such party received
an improper personal  benefit;  or (3)
in   the   case   of   any    criminal
proceeding,  such party had reasonable
cause to believe the act was unlawful.
The reasonable expenses incurred by an
indemnitee  may be  reimbursed  by the
Operating  Partnership  in  advance of
the   final    disposition    of   the
proceeding   upon   receipt   by   the
Operating     Partnership     of    an
affirmation by such indemnitee of his,
her or its good faith  belief that the
standard  of  conduct   necessary  for
indemnification  has  been  met and an
undertaking  by  such   indemnitee  to
repay the  amount if it is  determined
that such standard was not met.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

                             ANTITAKEOVER PROVISIONS
                             -----------------------

Except in limited circumstances (See The Articles of Incorporation and "Voting Rights" below), the general By-laws of the Company contain a number
partner of the  Operating  Partnership   of provisions  that may have the effect
has  exclusive  management  power over   of   delaying   or    discouraging   an
the   business   and  affairs  of  the   unsolicited     proposal     for    the
Operating Partnership. The general acquisition of the Company or the partner may not be removed by the removal of incumbent management. These limited partners with or without provisions include, among others: (1) a
cause.     Under    the    Partnership   staggered   board  of  directors;   (2)
Agreement, a limited partner may authorized capital stock that may be transfer his or her interest as a issued as Preferred Stock in the limited partner (subject to certain discretion of the board of directors, limited exceptions set forth in the with superior voting rights to the Partnership Agreement), without Common Stock; (3) a requirement that obtaining the approval of the general directors may be removed only for cause partner except that the general and only by a vote of holders of at partner may, in its sole discretion, least a majority of the outstanding prevent the admission to the Operating Common Stock; and (4) provisions Partnership of substituted limited designed to avoid concentration of
partners.   The  general  partner  may   share  ownership in a manner that would
exercise  this  right of  approval  to   jeopardize  the  Company's  status as a
deter,  delay or  hamper  attempts  by   REIT under the Code. See "Capital Stock
persons  to   acquire  a   controlling   of the Company."
interest in the Operating Partnership.
See "Description of Units."

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------


                                  VOTING RIGHTS
                                  -------------

Under the Partnership Agreement, the The Company is managed and controlled limited partners have voting rights by a board of directors consisting of only as to the dissolution of the three classes having staggered terms of Operating Partnership, the sale of all office. Each class is to be elected by or substantially all of the assets or the stockholders at annual meetings of merger of the Operating Partnership, the Company. Maryland law requires that and amendments of the Partnership certain major corporate transactions,
Agreement, as described more fully including most amendments to the below. Otherwise, all decisions Articles of Incorporation, may not be relating to the operation and consummated without the approval of management of the Operating stockholders as set forth below. All Partnership are made by the general shares of Common Stock have one vote, partner. See "Description of Units." and the Articles of Incorporation As of December 15, 1996, the Company permit the board of directors to
held    approximately   76%   of   the   classify and issue  Preferred  Stock in
outstanding   Units.   As  Units   are   one or more series  having voting power
redeemed by partners, the Company's which may differ from that of the percentage ownership of the Units will Common Stock. See "Capital Stock of the increase. If additional Units are Company." U.S. Realty has the right to
issued  to  third  parties,  which  is   nominate a certain  number of  nominees
permitted but not  anticipated  by the   for election to the Company's  board of
Company,   the  Company's   percentage   Directors.
ownership of the Units will decrease.



         The following is a comparison of the voting rights of the limited partners of the Operating Partnership and the stockholders of the Company as they relate to certain major transactions:



A.  AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE ARTICLES OF INCORPORATION.
    -----------------------------------------------------------------------

The   Partnership   Agreement  may  be   Amendments to the Company's Articles of
amended  through  a  proposal  by  the   Incorporation  must be  approved by the
general partner or any limited partner   board of directors  and generally by at
holding 25% or more of the Units. Such   least  two-thirds of the votes entitled
proposal,  in order  to be  effective,   to   be   cast   at   a   meeting    of
must  be   approved   by  the  general   stockholders.
partner  and by the  written  vote  of
holders of at least a majority  of the
outstanding Units.  Certain amendments
that affect the fundamental  rights of
a limited  partner must be approved by
each  affected  limited  partner.   In
addition,  the  general  partner  may,
without  the  consent  of the  limited
partners,    amend   the   Partnership
Agreement  as to  certain  ministerial
matters.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

B.      VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY.
        -------------------------------------------------------------------

 From   February   16,   1993   through  Under   Maryland   law,  the  board  of
 December 31, 2012, the general partner  directors   must  obtain   approval  of
 of the Operating  Partnership  may not  holders of at least  two-thirds  of the
 elect  to   dissolve   the   Operating  outstanding  Common  Stock  in order to
 Partnership if any limited partner who  dissolve the Company.
 became  a  limited   partner   in  the
 Formation  Transactions  holding Units
 issued  at such time  objects  to such
 dissolution.   From  January  1,  2013
 through December 31, 2042, the general
 partner may not elect to dissolve  the
 Operating  Partnership  if any limited
 partners who became  limited  partners
 at   the   time   of   the   Formation
 Transactions  and who hold at least 5%
 of   the   Units    object   to   such
 dissolution.  On or after  January  1,
 2043, the general partner may, in sole
 discretion,   dissolve  the  Operating
 Partnership without the consent of the
 limited partners.


C.      VOTE REQUIRED TO SELL ASSETS OR MERGE.
        -------------------------------------
Under the Partnership Agreement, the Under Maryland law, the sale of all or sale, exchange, transfer or other substantially all of the assets of the disposition of all or substantially Company or merger or consolidation of all of the Operating Partnership's the Company requires the approval of assets or merger or consolidation of the board of directors and holders of the Operating Partnership requires the two-thirds of the outstanding Common consent of the general partner and Stock. No approval of the stockholders holders of two-thirds of the is required for the sale of less than outstanding Units (including Units all or substantially all of the
held  by  the  general  partner).  The   Company's assets.
General   Partner  of  the   Operating
Partnership    has    the    exclusive
authority the sell  individual  assets
of the Operating Partnership.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------


                      COMPENSATION, FEES AND DISTRIBUTIONS
                      ------------------------------------
The general  partner  does not receive   The   directors  and  officers  of  the
any  compensation  for its services as   Company receive  compensation for their
general   partner  of  the   Operating   services.
Partnership.   As  a  partner  in  the
Operating  Partnership,  however,  the
general  partner has the same right to
allocations and distributions as other
partners of the Operating Partnership.
In addition, the Operating Partnership
will reimburse the general partner for
all expenses  incurred relating to the
ongoing  operation  of the Company and
any  other   offering  of   additional
partnership interests in the Operating
Partnership  or  capital  stock of the
Company.

                             LIABILITY OF INVESTORS
                             ----------------------
Under the Partnership Agreement and Under Maryland law, stockholders are applicable state law, the liability of not personally liable for the debts or the limited partners for the Operating obligations of the Company. Partnership's debts and obligations is generally  limited  to the  amount  of
their   investment  in  the  Operating
Partnership.



                            REVIEW OF INVESTOR LISTS
                            ------------------------

Under   the   Partnership   Agreement,   Under   Maryland   law,  a  stockholder
limited partners of the Operating holding at least 5% of the outstanding Partnership, upon written demand with stock of a corporation may upon written
a  statement  of the  purpose  of such   request    obtain   a   list   of   the
demand  and at the  limited  partner's   stockholders of such corporation.
expense,  are  entitled  to  obtain  a
current  list  of the  name  and  last
known  business,  residence or mailing
address of each limited partner of the
Operating Partnership.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

                              NATURE OF INVESTMENT
                              --------------------

The Units constitute  equity interests   Shares  of  Common   Stock   constitute
entitling each limited partner to his equity interests in the Company. The pro rata share of cash distributions Company is entitled to receive its pro made to the limited partners of the rata share of distributions made by the Operating Partnership. The Operating Operating Partnership with respect to Partnership generally intends to the Units, and the distributions made retain and reinvest proceeds of the by the other direct subsidiaries of the sale of property or excess refinancing Company. Each stockholder will be
proceeds in its business.                entitled  to his pro rata  share of any
                                         dividends  or  distributions  paid with
                                         respect  to  the  Common   Stock.   The
                                         dividends  payable to the  stockholders
                                         are not  fixed in  amount  and are only
                                         paid if,  when and as  declared  by the
                                         Board of Directors. In order to qualify
                                         as a REIT,  the Company  generally must
                                         distribute  at  least  95% of  its  net
                                         taxable   income   (excluding   capital
                                         gains),    and   any   taxable   income
                                         (including     capital    gains)    not
                                         distributed    will   be   subject   to
                                         corporate income tax.


                          POTENTIAL DILUTION OF RIGHTS
                          ----------------------------

The general partner of the Operating The Board of Directors may issue, in Partnership is authorized, in its sole its discretion, additional shares, and discretion and without limited partner has the authority to issue from the approval, to cause the Operating authorized capital stock a variety of Partnership to issue additional other equity securities of the Company limited partnership interests and with such powers, preferences and other equity securities for any rights as the board of directors may partnership purpose at any time to the designate at the time. The issuance of limited partners or to other persons additional shares of either Common
(including the general partner on Stock or other similar equity terms established by the general securities may result in the dilution
partner).                                of the  interests of the  stockholders.
                                         For so  long  as  U.S.  Realty  owns at
                                         least  25%  of the  outstanding  Common
                                         Stock of the Company on a fully diluted
                                         basis,  U.S.  Realty  will be  entitled
                                         (except     in     certain      limited
                                         circumstances),  upon  compliance  with
                                         certain  specified  conditions,   to  a
                                         participation   right  to  purchase  or
                                         subscribe  for,  either as part of such
                                         issuance or in a concurrent issuance, a
                                         total  number of shares of Common Stock
                                         or Preferred Stock, as the case may be,
                                         equal  to up to 30% (or 35% in  certain
                                         circumstances)  of the total  number of
                                         shares  of  Common  Stock or  Preferred
                                         Stock,  as  applicable,  proposed to be
                                         issued by the Company.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------

                                    LIQUIDITY
                                    ---------

Limited    partners   may    generally   The  Redemption  Shares  will be freely
transfer   their  Units   without  the   transferable  as registered  securities
general partner's consent, except that   under the  Securities  Act.  The Common
the general  partner  may, in its sole   Stock  is  listed  on  the  NYSE.   The
discretion, prevent the admission to breadth and strength of this secondary the Operating Partnership of market will depend, among other things,
substituted limited partners.            upon the number of shares  outstanding,
                                         the  Company's  financial  results  and
Each limited  partner has the right to   prospects,  the general interest in the
tender his or her Units for redemption Company's and other real estate by the Operating Partnership. See investments, and the Company's dividend
"General" above.                         yield  compared  to that of other  debt
                                         and equity securities.


                             FEDERAL INCOME TAXATION
                             -----------------------

The Operating Partnership is not The Company has elected to be taxed as subject to Federal income taxes. a REIT. So long as it qualifies as a Instead, each holder of Units includes REIT, the Company will be permitted to its allocable share of the Operating deduct distributions paid to its Partnership's taxable income or loss stockholders, which effectively will
in determining its individual  federal   reduce  the  "double   taxation"   that
income tax liability. The maximum typically results when a corporation federal income tax rate for earns income and distributes that
individuals   under   current  law  is   income to its  stockholders in the form
39.6%.                                   of   dividends.   A   qualified   REIT,
                                         however,  is subject to federal  income
                                         tax on income  that is not  distributed
                                         and  also  may be  subject  to  Federal
                                         income  and  excise  taxes  in  certain
                                         circumstances.   The  maximum   federal
                                         income tax rate for corporations  under
                                         current law is 35%.

--------------------------------------------------------------------------------
       OPERATING PARTNERSHIP                            COMPANY
--------------------------------------------------------------------------------


Income  and loss  from  the  Operating   Dividends  paid by the Company  will be
Partnership  generally  is  subject to   treated  as   "portfolio"   income  and
the  "passive  activity"  limitations.   cannot  be  offset   with  losses  from
Under the  "passive  activity"  rules,   "passive   activities."   The   maximum
income  and loss  from  the  Operating   federal income tax rate for individuals
Partnership    that   is    considered   under current law is 39.6%.
"passive  income"   generally  can  be
offset  against  income  and loss from
other   investments   that  constitute
"passive   activities"   (unless   the
Operating  Partnership is considered a
"publicly   traded   partnership,"  in
which  case  income  and loss from the
Operating   Partnership  can  only  be
offset  against  other income and loss
from   the   Operating   Partnership).
Income of the  Operating  Partnership,
however,   attributable  to  dividends
from Carr  Services,  Inc. or CRESNOVA
(or  interest  paid by Carr  Services,
Inc. or CRESNOVA)  does not qualify as
passive  income  and  cannot be offset
with  losses  and  deductions  from  a
"passive activity."


Cash distributions from the Operating Distributions made by the Company to Partnership are not taxable to a its taxable domestic stockholders out holder of Units except to the extent of current or accumulated earnings and they exceed such holder's basis in its profits will be taken into account by interest in the Operating Partnership them as ordinary income. Distributions
(which  will  include  such   holder's   that are  designated  as  capital  gain
allocable   share  of  the   Operating   dividends  generally  will be  taxed as
Partnership's nonrecourse debt).         long-term  capital  gain,   subject  to
                                         certain  limitations.  Distributions in
                                         excess  of   current   or   accumulated
                                         earnings and profits will be treated as
                                         a  non-taxable  return  of basis to the
                                         extent  of  a  stockholder's   adjusted
                                         basis  in its  Common  Stock,  with the
                                         excess taxed as capital gain.

Each  year,   holders  of  Units  will   Each year,  stockholders  will  receive
receive a Schedule K-1 tax form Form 1099 used by corporations to containing detailed tax information report dividends paid to their
for   inclusion  in  preparing   their   stockholders.
federal income tax returns.

Holders of Units are required, in some Stockholders who are individuals cases, to file state income tax generally will not be required to file
returns  and/or pay state income taxes   state  income  tax  returns  and/or pay
in the states in which the Operating state income taxes outside of their Partnership owns property, even if state of residence with respect to the they are not residents of those Company's operations and distributions.
states.                                  The  Company  may  be  required  to pay
                                         state income taxes in certain states.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of its particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this discussion, the term "Company" refers only to CarrAmerica Realty Corporation, and not to any other entities.

         EACH PROSPECTIVE HOLDER OF COMMON STOCK IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE RECEIPT, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         General. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993. The Company believes that it is organized and has operated in a manner such as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3)
that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (l) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. See "Description of Common Stock-Restrictions on Transfer."

         Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Company will provide certain services with respect to the properties through entities that do not satisfy the "independent contractor" requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." Based upon the IRS ruling and its experience in the office rental market, the Company believes that all services provided to tenants will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy only, although there is no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly, or through another entity, in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

         The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company
believes,   however,   that  the  aggregate   amount  of  such  fees
and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income"' attributable to the failure to satisfy the 75% and 95% gross income tests.


         Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT, but including any unsecured debt of Carr Realty, L.P. or CarrAmerica Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc. and CRESNOVA (Carr Services, Inc. and CRESNOVA, together with Carr Development and Construction, Inc., are referred to collectively as the "Non-qualified REIT Subsidiaries"). In addition, by virtue of its ownership interest in CarrAmerica Realty, L.P., it will be considered to own its pro rata share of the assets of CarrAmerica Realty, L.P. Neither Carr Realty, L.P., CarrAmerica Realty, L.P. nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each of such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

         The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. In that event, the Company may arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

         Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock, if any, and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the stockholder.

         In general, a domestic stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the stockholder's adjusted basis of such shares of Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the stockholder has held such shares for more than one year. Loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

         Backup Withholding. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders" below. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States Federal income taxation regardless of its source) and Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

         The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

         Taxation of Tax-Exempt Stockholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute "unrelated business taxable income" ("UBTI"), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, under the Revenue Reconciliation Act of 1993, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "--Taxation of the Company (Requirements for Qualification)" above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

         Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S.
Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

                  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax

Act of 1980  ("FIRPTA")  at the normal  capital  gain rates  applicable  to U.S.
stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

                  Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of November 15, 1996, U.S. Realty, a Luxembourg corporation, held approximately 43.4% in value of the securities of the Company. In the event that U.S. Realty and other stockholders of the Company who are Non-U.S. Stockholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a "domestically controlled REIT."

                  If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Stockholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and (ii) the selling Non-U.S. Stockholder held 5% or less of the Company's outstanding securities at all times during a specified testing period. The Company believes the Common Stock would be considered to be "regularly traded" for this purpose, and the Company has no actual knowledge of any Non-U.S. Stockholder (other than U.S. Realty) that holds in excess of 5% of the Company's stock. In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Stockholder (other than U.S. Realty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that U.S. Realty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Stockholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Stockholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Stockholder to the adverse consequences described under "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Stockholders other than U.S. Realty.

         If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Finally, Congress is considering legislation that could require the Company, if it were not to qualify as a "domestically controlled REIT," to withhold and remit to the IRS 10% of all distributions that are not treated either as ordinary dividends or "capital gain dividends" and that are made to Non-U.S. Shareholders who hold more than 5% of the Company's Stock. The applicable Non-U.S. Shareholder could seek a refund of such withheld amounts to the extent the Non-U.S. Shareholder did not recognize taxable gain as a result of such distribution.

OTHER TAX CONSIDERATIONS

         Entity Classification. If any of Carr Realty, L.P., CarrAmerica Realty, L.P. or any other partnership or limited liability company in which the Company holds an interest were treated as an association taxable as a corporation rather than a partnership for federal income tax purposes, such entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. If Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. If any of the other partnerships were treated as an association taxable as a corporation and the Company's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. (see "Taxation of the Company--Income Tests" and "--Asset Tests").

         Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for Federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as
(1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

         The Company believes that each of Carr Realty, L.P., CarrAmerica Realty, L.P. and each other partnership and limited liability company in which it holds an interest are properly treated as a partnership for Federal income tax purposes (and not as an association taxable as a corporation) both under existing Treasury Regulations and under the new Treasury Regulations that will become effective January 1, 1997.

         Tax Allocations with Respect to the Properties. Carr Realty, L.P. was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The Carr Realty, L.P. partnership agreement requires allocations of income, gain, loss and deduction with respect to the contributed Property be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of Carr Realty, L.P. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of Carr Realty, L.P. could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time the Properties were contributed to Carr Realty, L.P., and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

         Non-Qualified REIT Subsidiaries. The Non-qualified REIT subsidiaries do not qualify as REITs and thus pays Federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT subsidiaries are required to pay Federal, state and local income taxes, the case available for distribution to stockholders will be reduced accordingly.

         State and Local Taxes; District of Columbia Unincorporated Business Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the Properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the "District of Columbia taxable income" of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered "District of Columbia taxable income," but it is likely that at least some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.



                              PLAN OF DISTRIBUTION

         This Prospectus relates to (i) the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of Units tender such Units for redemption and (ii) the resale of shares of Common Stock, if and to the extent that holders of Units redeem their Units and the Company issues them Common Stock in exchange therefor. The Company has registered the Redemption Shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

         The Company will not receive any proceeds from the offering by the Selling Stockholders or from the issuance of the Redemption Shares to holders of Units upon receiving a notice of redemption (but it may acquire from such holders the Units tendered for redemption). The Secondary Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Secondary Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Secondary Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

         At a time a particular offer of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The Company may from time to time issue up to 708,654 Redemption Shares upon the acquisition of the Units tendered for redemption. The Company will acquire from each exchanging

Limited  Partner a Unit in exchange for each  Redemption  Share that the Company
issues  in  connection  with  these   acquisitions.   Consequently,   with  each
redemption, the Company's interest in the Operating Partnership will increase.

                                     EXPERTS

         The financial statements of CarrAmerica Realty Corporation and certain other entities incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference or appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the issuance of the Common Stock will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed reports and other information with the Commission and is subject to the periodic reporting and informational requirements of the Exchange Act. The Registration Statement, the exhibits and schedules forming a part thereof as well as such reports and other information filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and a related

Report on Form 10-QA filed on October 16, 1996; and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and

                  3. The Company's Current Report on Form 8-K filed with the Commission on January 11, 1996; the Company's Current Report on Form 8-K filed with the Commission on April 10, 1996, and a Form 8-K/A related thereto and filed with the Commission on May 14, 1996; the Company's Current Report on Form 8-K filed with the Commission on May 16, 1996; the Company's Current Report on Form 8-K filed with the Commission on May 24, 1996; the Company's Current Report on Form 8-K filed with the Commission on June 27, 1996, and a Form 8-K/A related thereto filed with the Commission on July 16, 1996; the Company's Current Report on Form 8-K filed with the Commission on July 10, 1996; the Company's Current Report on Form 8-K filed with the Commission on July 11, 1996; the Company's Current Report on Form 8-K filed with the Commission on July 25, 1996; the Company's Current Report on Form 8-K filed with the Commission on October 16, 1996; the Company's Current Report on Form 8-K filed with the Commission on October 24, 1996, and a Form 8-K/A related thereto and filed with the Commission on November 22, 1996; the Company's Current Report on Form 8-K filed with the Commission on October 25, 1996; the Company's Current Report on Form 8-K filed with the Commission on November 4, 1996, and a Form 8-K/A related thereto and filed with the Commission on November 22, 1996; the Company's Current Report on Form 8-K filed with the Commission on November 15, 1996, and a Form 8-K/A related thereto and filed with the Commission on December 9, 1996; the Company's Current Report on Form 8-K filed with the Commission on November 26, 1996; the Company's Current Report on Form 8-K filed with the Commission on November 26, 1996; the Company's Current Report on Form 8-K filed with the Commission on December 18, 1996 and the Company's Current Report on Form 8-K filed with the Commission on December 19, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to CarrAmerica Realty Corporation, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: General Counsel (telephone: (202) 624-7509).

========================================= ======================================

No   dealer,   salesperson   or  other
individual has been authorized to give
any   information   or  to  make   any
representations   other   than   those
contained or incorporated by reference
in this  Prospectus in connection with              882,567 Shares
the offer made by this Prospectus and,
if given or made, such  information or
representations  must  not  be  relied
upon as having been  authorized by the
Company or the  Selling  Stockholders.        CARRAMERICA REALTY CORPORATION
Neither    the    delivery   of   this
Prospectus nor any sale made hereunder
and   thereunder   shall   under   any                Common Stock
circumstance   create  an  implication
that  there  has been no change in the
affairs of the Company  since the date
hereof.   This   Prospectus  does  not
constitute an offer or solicitation by
anyone  in any  state  in  which  such
offer   or    solicitation    is   not
authorized  or  in  which  the  person
making such offer or  solicitation  is
not qualified to do so or to anyone to
whom it is unlawful to make such offer         --------------------------
or solicitation.                                      PROSPECTUS
                                               --------------------------
       ---------------------

         TABLE OF CONTENTS

The Company......................... 1
Risk Factors........................ 2
Capital Stock of the Company........10
Description of Units................14
Shares Available for Future
  Sale..............................19
Registration Rights.................19
Selling Stockholders................20
Redemption of Units.................20
Federal Income Tax
  Considerations....................35
Plan of Distribution................42
Experts.............................43
Legal Matters.......................43
Available Information...............43
Incorporation of Certain
  Documents by Reference............43



                                                  December 31, 1996



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